EXHIBIT 10.1
AMENDMENT TO EMPLOYMENT AND
CONSULTING AGREEMENTS
     This Amendment to Employment and Consulting Agreements (this “Amendment”) is made and entered into effective as of December 31, 2005 (the “Effective Date”) in Houston, Texas between Sterling Bancshares, Inc., a Texas corporation (“Bancshares”), and George Martinez, an individual residing in Houston, Texas.
     WHEREAS, Bancshares and Mr. Martinez were parties to an Employment Agreement effective as of January 1, 2002 (the “Employment Agreement”), which was terminated effective as of May 31, 2004, except for the provisions thereof which, by their terms, were intended to survive such termination;
     WHEREAS, Bancshares and Mr. Martinez entered into that certain Consulting Agreement effective as of June 1, 2004 (the “Consulting Agreement”); and
     WHEREAS, in connection with the retirement of Mr. Martinez from the Board of Directors of Bancshares, the parties desire to amend the Employment Agreement and the Consulting Agreement as provided herein;
     NOW, THEREFORE, for Ten Dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. The following new paragraph shall be added to the end of Section 5.1 of the Employment Agreement:
     Furthermore, notwithstanding the foregoing, after December 31, 2005, Executive shall be permitted to provide, acting solely as an independent contractor, consulting services to any business competitive with the banking business conducted by Company, Bank or its banking affiliates.
     2. The following new Section 5.4 shall be added to Article 5 of the Employment Agreement:
     5.4 CHANGE OF CONTROL. Following a Change of Control (as defined below) of the Company, the Executive shall no longer be subject to the non-competition and non-solicitation covenants set forth in this Article 5. For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred if:
     (i) Any “person” or “group” (within the meanings of Sections 13(d) or 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of Company representing thirty-five percent (35%) or more of the combined voting power of Company’s then outstanding securities eligible to vote for the election of the board of directors of Company (the “Company Voting Securities”); provided, however, that the event described in this paragraph (i) shall not be deemed to be a Change of Control by virtue of an acquisition by any of the following persons or groups: (A) by Company, (B) by any employee benefit plan (or related trust) sponsored or maintained by Company, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) by any person or group pursuant to a Non-Qualifying Transaction (as defined in paragraph (ii) below);
     (ii) the consummation of a merger, consolidation, share exchange or similar form of corporate transaction involving Company that requires the approval of Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than seventy-five percent (75%) of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion of the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of fifty-percent (50%) or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors (as herein defined) at the time the board of directors of Company approved the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”);
     (iii) the individuals who constitute the board of directors of Company as of the date of this Agreement (the “Incumbent Directors”) shall cease for any reason to constitute at least a majority of the members of the board of directors of Company, provided that any person becoming a director subsequent to the date of this Agreement, whose election or nomination was approved by a vote of at least a majority of the Incumbent Directors then comprising the board of directors of Company shall be, for purposes of this Agreement, considered an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of Company as a result of an actual or threatened contest with respect to directors or as a result of any other actual or threatened solicitation of proxies (or consents) by or on behalf of any person other than the board of directors shall be deemed to be an Incumbent Director;

     (iv) the consummation of a sale of 50% or more of the assets of Company; or
     (v) the shareholders of Company shall approve a plan of complete liquidation or dissolution of Company.
     3. The first sentence of Section 4 of the Consulting Agreement is hereby amended to read in full as follows:
     The parties agree that nothing herein shall be construed as a limitation on Consultant to provide services to such other clients as Consultant may from time to time have the opportunity to provide services to; provided, however, that Consultant shall continue to be bound by the provisions of Article 5 of the Employment Agreement in accordance with the terms and provisions thereof.
     4. Except as expressly amended hereby, the Employment Agreement and the Consulting Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the 22nd day of December, 2005, to be effective as of the Effective Date.

STERLING BANCSHARES, INC.
By:	/s/ James W. Goolsby, Jr.
James W. Goolsby, Jr.
Executive Vice President and General Counsel

/s/ George Martinez
George Martinez

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